UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2015

The First Marblehead Corporation
(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Cabot Road, Suite 200 Medford, Massachusetts	02155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Loan Origination Services Agreement Amendment

On May 14, 2015, First Marblehead Education Resources, Inc. (“FMER”), a wholly owned subsidiary of The First Marblehead Corporation (the “Corporation”), entered into a first amendment (the “First Amendment”), effective as of May 14, 2015, to that certain loan origination services agreement (the “Services Agreement”) dated as of November 10, 2014 (the “Services Agreement Effective Date”) with Nelnet Servicing, LLC d/b/a Firstmark Services (“Firstmark Services”).  The First Amendment provides for, among other things, the following –

Phase I Deadline.  Under the Services Agreement, Firstmark Services had agreed to begin performing loan origination services, including application intake, call center services, the majority of loan processing services and certain program support functions (collectively, the “Services”), in connection with the Monogram®-based loan programs offered by the Corporation’s lender clients in effect as of the Services Agreement Effective Date (collectively, the “Phase I Programs”) by no later than January 31, 2015 (the “Original Phase I Implementation Deadline”).  Pursuant to the First Amendment, FMER and Firstmark Services have agreed to extend the Original Phase I Implementation Deadline to October 20, 2015.  The Services Agreement continues to provide that Firstmark Services will begin to perform the Services for each Phase I Program after, among other things, FMER and the applicable lender client have each provided written approval of Firstmark Services’ loan processing platform and performance of related functions.

    Term and Termination.  Pursuant to the First Amendment, FMER may terminate the Services Agreement if FMER determines, after consultation with Firstmark Services, that the testing criteria related to the implementation of the Phase I Programs have not been met by August 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION
Date: May 14, 2015	By:	/s/ Alan Breitman
Alan Breitman Managing Director and Chief Financial Officer